Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated June 17, 2025, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on June 17, 2025, in the Registration Statement on Form S-8 (file no. 333-286019), relating to the audit of the consolidated balance sheets of LZ Technology Holdings Limited (the “Company”) as of December 31, 2024, and the related consolidated statements of consolidated statements of operations and comprehensive income, changes in (deficit)/equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

GGF CPA LTD

PCAOB NO: 2729

Guangzhou, China

June 17, 2025